UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 29, 2003

NORTH AMERICAN VAN LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-96233	52-1840893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5001 U.S. Highway 30 West P.O. Box 988 Ft. Wayne , Indiana 46801-0988
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (260) 429-2511

Item 7.  Financial Statements and Exhibits.

Exhibit 99.1  Preliminary Financial Information for the twelve months ended September 30, 2003.

Item 9.  Regulation FD Disclosure.

See Item 12, below.

Item 12.  Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 9, “Regulation FD Disclosure,” and Item 12, “Results of Operations and Financial Condition”.  The information in this Form 8-K and Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

The Company expects to disclose the information set forth in Exhibit 99.1, concerning its revenues, purchased transportation expense and Credit Agreement EBITDA as defined in the Company’s senior secured credit agreement (“Credit Agreement EBITDA”), in an oral presentation on October 29, 2003.

Credit Agreement EBITDA is not a defined term under accounting principles generally accepted in the United States and should not be considered an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.  Credit Agreement EBITDA differs from the term “EBITDA” (earnings before interest expense, income tax expense, and depreciation and amortization) as it is commonly used.  In addition to adjusting net income to exclude interest expense, income tax expense, and depreciation and amortization, Credit Agreement EBITDA also adjusts net income by excluding certain other items and expenses.  The Company is required under its senior secured credit agreement to comply, among other provisions, with a specified debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to interest expense ratio for specified periods.  Borrowings under the senior secured credit agreement are a key source of the Company’s liquidity.  The Company’s ability to borrow under the senior secured credit agreement is dependent on, among other things, its compliance with the financial ratio covenants referred to above.  Failure to comply with these financial ratio covenants would result in a violation of the senior secured credit agreement and, absent a waiver or amendment from the lenders under such agreement, permit the acceleration of all outstanding borrowings under the senior secured credit agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTH AMERICAN VAN LINES, INC.

Date:	October 29, 2003

		By:	/s/ RALPH A. FORD
Ralph A. Ford
Senior Vice President, General Counsel and Secretary